Exhibit 99.1

Contacts:              Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS RECORD FIRST QUARTER REVENUE AND EARNINGS, REDUCES DAYS REVENUE OUTSTANDING,
AND CONFIRMS 2009 GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL
TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (April 28, 2009) — Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health nursing companies, today reported its financial results for the three-month period ended March 31, 2009. We posted record financial performance with net service revenue and net income attributable to Amedisys, Inc., increasing 60.4% and 64.1%, respectively over the three-month period ended March 31, 2008.

Three-Month Periods Ended March 31, 2009 and 2008

•	Net service revenue increased $128.7 million or 60.4% to $341.8 million compared to $213.1 million in 2008, with $82.7 million of the increase related to growth through our acquisitions.

•	Net income attributable to Amedisys, Inc. increased $10.5 million or 64.1% to $27.0 million compared to $16.5 million in 2008

•
Diluted earnings per share increased 59.7% to $0.99 compared to $0.62 per diluted share in 2008. The weighted average number of diluted shares outstanding increased to approximately 27.3 million compared to 26.6 million in 2008.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 67.0% to $54.0 million compared to $32.3 million in 2008.

•	Days revenue outstanding, net decreased 6.8 days to 40.4 days compared to 47.2 days at December 31, 2008 and 45.0 days at March 31, 2008.

“With record revenue and earnings, the results of the first quarter were impressive,” stated William F. Borne, Chief Executive Officer. “We have positioned Amedisys to be the provider of choice for elderly patients with complex chronic conditions. By providing low-cost, outcome driven care targeted to a chronically ill patient population, we believe that Amedisys can effectively provide for the healthcare needs of the highest-cost Medicare beneficiaries. This will be accomplished through continued focus on our three pronged business strategy that has been the foundation of our success, namely: providing superior clinical services, growing our business aggressively and becoming as operationally efficient as possible.”

2009 Guidance

•	Net service revenue is anticipated to be in the range of $1.425 billion to $1.475 billion, excluding the effects of future acquisitions, if they are made.

•	Diluted earnings per share is expected to be in the range of $4.10 to $4.30 based on an estimated 27.5 million shares outstanding, also excluding the effects of future acquisitions, if they are made.

We urge caution in considering our current trends and 2009 guidance disclosed in this press release. The home health and hospice industry is highly competitive and subject to intensive regulations, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in our reports filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and our internet website, http://www.amedisys.com.  We disclaim any obligations to update disclosed information on trends or targets.

Earnings Call and Webcast Information

To participate in the conference call, please dial (866) 290-0882 (Domestic) or (913) 312-0420 (International) a few minutes before 10:00 a.m. ET on Tuesday, April 28, 2009. A replay of the conference call will be available beginning at 1:00 p.m. ET on April 28, 2009 through May 5, 2009. The replay dial in number is (888) 203-1112 (Domestic) or (719) 457-0820 (International). The replay pin number is 7534566.

The call will also be available on the internet live and for seven days thereafter at the following web address: http://www.amedisys.com/investors

We are headquartered in Baton Rouge, Louisiana. Our common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information

Our company website address is www.amedisys.com, which we use as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial, clinical, compliance and other information regarding our company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the “Investor Relations” subpage of our web site for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the “Investor Relations” subpage of our website.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open agencies, acquire additional agencies and integrate and operate these agencies effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage our information systems and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under SEC rules: EBITDA, defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization.  In accordance with SEC rules, we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measure under generally accepted accounting principles (“GAAP”). Management believes that EBITDA is a useful gauge of our performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED FINANCIAL STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

Balance Sheet Information

	March 31, 2009	December 31, 2008
Current assets	$198,871	$194,350
Total assets	1,086,401	1,070,194
Total current liabilities	197,316	204,627
Total long-term obligations	290,983	303,449
Total equity	598,102	562,118

Income Statement Information

	For the three-month periods ended March 31,
	2009	2008
Net service revenue	$341,838	$213,087
Cost of service, excluding depreciation and amortization	165,039	100,768
General and administrative and other expenses	129,880	84,481
Operating expenses	294,919	185,249
Operating income	46,919	27,838
Other expense	(2,596)	(629)
Income before income taxes	44,323	27,209
Income tax expense	(17,286)	(10,772)
Net income	27,037	16,437
Net (income) loss attributable to noncontrolling interests	(15)	27
Net income attributable to Amedisys, Inc.	$27,022	$16,464
Net income attributable to Amedisys, Inc. common shareholders:
Basic	$1.01	$0.63
Diluted	$0.99	$0.62

Weighted average shares outstanding:
Basic	26,854	26,191
Diluted	27,293	26,645

Cash Flow Information

	For the three-month periods ended March 31,
	2009	2008
Net cash provided by operating activities	$54,485	$25,688
Net cash (used in) investing activities	(15,066)	(441,851)
Net cash (used in) provided by financing activities	(16,618)	385,209
Net increase (decrease) in cash and cash equivalents	22,801	(30,954)
Cash and cash equivalents at beginning of period	2,847	56,190
Cash and cash equivalents at end of period	$25,648	$25,236

AMEDISYS, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Financial Data in thousands)
(Unaudited)

	For the three-month periods ended March 31,
	2009	2008
Financial Data:
Depreciation and amortization expense	$6,282	$4,424
Capital expenditures	$7,478	$5,305
Key Statistical Data:
General
Number of home health agencies	490	442
Number of hospice agencies	50	38
Number of agencies acquired (1)	6	122
Number of agencies opened as start-up locations (1)	10	10
Days revenue outstanding, net (2) (3)	40.4	45.0
Internal episodic-based revenue growth (4)	23%	26%
Internal episodic-based admission growth (5)	8%	7%
Internal episodic-based recertification growth (6)	15%	32%
Total visits (7)	2,018,920	1,280,957
Home Health
Episodic-based admissions (8)	56,112	38,859
Episodic-based recertifications (9)	48,764	34,464
Episodic-based completed episodes (10)	96,299	65,295
Average episodic-based revenue per completed episode (11)	$3,033	$2,673
Episodic-based visits per completed episode (12)	17.7	16.6

(1)	Inclusive of both home health and hospice agencies.
(2)
Our calculation of days revenue outstanding, net at March 31, 2009 is derived by dividing our ending net patient accounts receivable (i.e. net of estimated revenue adjustments and allowance for doubtful accounts) by our average daily net patient revenue for the three-month period ended March 31, 2009.

(3)
Our calculation of days revenue outstanding, net at March 31, 2008 is derived by dividing our ending net patient accounts receivable (i.e. net of estimated revenue adjustments, allowance for doubtful accounts and excluding the patient accounts receivable assumed in the TLC Health Care Services, Inc. (“TLC”) and Family Home Health Care, Inc. & Comprehensive Home Healthcare Services, Inc. (“HMA”) acquisitions) by our average daily net patient revenue, excluding the results of TLC and HMA for the three-month period ended March 31, 2008.

(4)	Internal episodic-based revenue growth is the percent increase in our base/start-up episodic-based revenue for the period as a percent of the total episodic-based revenue of the prior period.
(5)	Internal episodic-based admission growth is the percent increase in our base/start-up episodic-based admissions for the period as a percent of the total episodic-based admissions of the prior period.
(6)
Internal episodic-based recertification growth is the percent increase in our base/start-up episodic-based recertifications for the period as a percent of the total episodic-based recertifications of the prior period.

(7)
Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visited all eligible patients in their residences.

(8)
Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(9)
Episodic-based recertifications are defined as the number of patients recertified to our agencies during the period for an additional 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(10)
Episodic-based completed episodes are defined as the number of patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(11)	Average episodic-based revenue per completed episode is the average episodic-based revenue earned for each episodic-based completed episode of care.
(12)
Episodic-based visits per episode is calculated by dividing the total number of episodic-based visits on completed episodes in the period by the total number of episodic-based episodes completed in this period.

AMEDISYS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS
(Amounts in thousands)
(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	For the three-month periods ended March 31,
	2009	2008
Net income attributable to Amedisys, Inc.	$27,022	$16,464
Add:
Provision for income taxes	17,286	10,772
Interest expense, net	3,374	658
Depreciation and amortization	6,282	4,424
EBITDA (1)	$53,964	$32,318

(1)
EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.